DiVall Insured Income Properties 2, L.P.
Quarterly News

February 15, 2021

Net Unit Value ("NUV")

We indicated in the November, 2020, newsletter that we expected the NUV to increase $100/unit or 25% as of December 31, 2020 over the prior year-end. The actual NUV calculation indicated an increase of $105/unit to $495/unit versus $390/unit as of the prior year, December 31, 2019.

Distributions During Calendar Year 2021

We intend to distribute $1,200,000 ($25.92/unit) during calendar year 2021; including 2020 percentage rents and the impact of over $500,000 of additional fixed rents from extended leases. The 2021 distributions will be a 50% increase over calendar year 2020.

Continuation of Quarterly Distributions

In our consent, the approval of Proposal No. 3 allowed for the option of semi-annual distributions. As indicated in our last newsletter, we will continue to provide "mailed" copies of our quarterly newsletter and accordingly, the General Partner has elected to include quarterly distributions at the same time. We expect the following distributions during 2021 … February 15th - $600,000; May 15th - $200,000; August 15th - $200,000; and November 15th - $200,000.

Roll-back Indexed Fee Adjustments

Our negotiated minimum fee effective February 8, 1993 was indexed to the Consumer Price Index ("CPI"). Over 28 years the minor annual CPI increases have accumulated, but there was no provision for a declining CPI or economy. We have elected to roll-back the last five years of CPI increases to their 2016 level and suspend any future CPI adjustments.

Unit Purchase Solicitations

As we have often advised over almost three decades, if someone is offering to buy your units, they see intrinsic value and strong future profits for themselves.

Recently, one of the unsolicited offers reflected a discount of over 60% to the above reported NUV (including clever cut-off dates to capture seller earned, but yet unpaid distributions).

Although, we would never presume to stand in the way of a limited partner creating liquidity for themselves; we would encourage patience if holding your units through liquidation is an available personal option.

INSIDE THIS ISSUE

Distribution Highlights

- **$600,000 ($12.96 per unit)** will be distributed for the fourth quarter of 2020 on or about February 15, 2021.
- Since the Partnership's initial "investable" capital raise of $39 million (net of $7 million of syndication fees) in the early 1990's; the Partnership has distributed approximately $79 million to investors, from both operations and strategic sales.

QUESTIONS & ANSWERS

- *When can I expect to receive my next distribution mailing?*

  Your distribution correspondence for the First Quarter of 2021 is scheduled to be mailed on or about May 15, 2021.

- *How can I obtain hard copies of Quarterly and Annual Reports or other SEC filings?*

  Please visit the Investor Relations page at the Partnership website at www.divallproperties.com or the SEC website at www.sec.gov to print a copy of the report(s) or contact Investor Relations.

- *How do I have a question answered in the next Newsletter?*

  Please e-mail your specific question to Lynette DeRose at lderose@theprovogroup.com or visit the Investor Relations page at www.divallproperties.com.

- *I've moved. How do I update my account registration?*

  Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

Access to Additional Financial Information

For further quarterly 2020 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2019 Annual Report on Form 10-K was filed with the SEC on March 23, 2020, which also can be accessed via the websites listed.

DIVALL INVESTOR RELATIONS CONTACT INFORMATION:

MAIL: DiVall Investor Relations
c/o Phoenix American Financial Services, Inc
2401 Kerner Blvd.
San Rafael, CA 94901
PHONE: 1-844-932-1769 NOTE NEW NUMBER
FAX: 1-415-485-4553